Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

ICC Holdings, Inc.

Rock Island, Illinois

We consent to the incorporation by reference in the registration statement of ICC Holdings, Inc. on Form S-8 (No.  333-219916) of our report dated April 1, 2019, on our audit of the consolidated financial statements of ICC Holdings, Inc. as of December 31, 2018, and for the year ended December 31, 2018, which is included in the Annual Report on Form 10-K/A.

/s/ BKD, LLP

Cincinnati, Ohio

May 15, 2020